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                                                                  EXHIBIT (8)(g)
                                      AGREEMENT

              THIS AGREEMENT made this 2nd day of February, 1995 by and among AAG SECURITIES, INC. ("AAG Securities"), AAG INSURANCE AGENCY, INC. ("AAG Agency") and such other subsidiaries and affiliates of AAG Agency which may from time-to-time become a party to this Agreement.

              WHEREAS, AAG Securities is a member of the National Association of Securities Dealers, Inc. ("NASD") and registered as a broker-dealer in various jurisdictions;

              WHEREAS, AAG Securities has registered representatives who have the requisite licenses to sell both securities and insurance products;

              WHEREAS, AAG Agency and certain subsidiaries are licensed as life insurance agencies in various jurisdictions;

              WHEREAS, AAG Securities and AAG Agency are both wholly-owned subsidiaries of American Annuity Group, Inc.; and

              WHEREAS, AAG Securities and AAG Agency desire to cooperate in connection with the marketing and sale of variable annuities.

              NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants contained herein, the parties agree as follows:

              1. Parties to Agreements. AAG Securities and AAG Agency may from time-to-time mutually decide that it is in their mutual best interests to enter into agreements with issuers of variable annuity products to become agents for such issuers. Any selling agreement or general agent agreement to be entered into with any such issuer shall be executed by AAG Securities and AAG Agency or one of its subsidiaries which is properly licensed as a life insurance agency in the appropriate jurisdiction.

              2. Agents. Only those individuals who are licensed with both AAG Securities and AAG Agency or one of its subsidiaries will be permitted to market, sell or service variable annuities through AAG Securities or AAG Agency or one of its subsidiaries. Individuals who are licensed with the appropriate entities may market, sell and service only those variable annuities which are subject to a selling agreement or general agent agreement as to which AAG Securities and AAG Agency or one of its subsidiaries are parties.

              3. Licensing Files. AAG Securities shall be responsible for maintaining licensing files for all individuals who are licensed with AAG Securities and AAG Agency or one of its subsidiaries to permit the marketing, sale and servicing of variable annuities.

              4. Supervision. In each jurisdiction in which the parties hereto intend to market variable annuities, AAG Securities and AAG Agency or one of its subsidiaries shall designate a person to be responsible for supervision of all variable annuity marketing. Such individual must be
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     (i) an NASD registered principal of AAG Securities, and ii) licensed with
     AAG Agency or one of its subsidiaries to sell variable annuities.

              5. Additional Duties. AAG Securities shall also perform the duties set forth on Exhibit "A" attached hereto.

              6. Commissions. All net dealer commissions earned on the sale of variable annuity contracts shall be the property of AAG Agency or one of its subsidiaries. For purposes of the foregoing, "net dealer commissions" shall mean all commissions paid by the issuer of the contract that remain after all commissions have been paid to properly licensed agents pursuant to agreements among that agent, AAG Securities and AAG Agency or one of its subsidiaries.

              7. Payment of Commissions. AAG Securities shall serve as the agent for the payment of all commissions on variable annuities sold pursuant to this Agreement. AAG Securities shall disburse such amounts and invoice AAG Agency or one of its subsidiaries for the amounts paid. AAG Agency or one of its subsidiaries agrees to promptly reimburse AAG Securities for the commissions disbursed.

              8. Accounting. All accounting for the commissions earned on variable annuities sold pursuant to this Agreement shall be done in accordance with all applicable state and federal laws and regulations and the rules of the NASD.

              9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

              10. Additional Parties. From time-to-time, subsidiaries of AAG Agency may become parties to this Agreement by executing an Addendum agreeing to be bound by the provisions hereof.

              IN WITNESS WHEREOF, the parties have hereunto set their hands as of the date first above written.

                                       AAG SECURITIES, INC.


                                       BY:  /s/ Mark F. Muething
                                       ITS: Senior Vice President


                                       AAG INSURANCE AGENCY, INC.


                                       BY:  /s/ Mark F. Muething
                                       ITS: Senior Vice President





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                                      EXHIBIT A



     . AAG Securities will operate and be responsible for all securities services provided in connection with the sale of insurance products.

     . AAG Securities will be responsible for the control and supervision of all agents selling insurance securities under this arrangement.

     . AAG Securities will be responsible for training, controlling, supervising and shall assume responsibility for all securities activities of agents selling insurance securities under this arrangement.

     . AAG Securities will conduct periodic audits of agents selling securities under this arrangement to ensure that they are in compliance with AAG Securities' operating procedures and the federal securities law.

     . AAG Securities will approve and assume responsibility for any advertising or promotional materials pertaining to insurance securities prior to distribution to ensure that these materials are in compliance with federal securities laws and the rules of the NASD.

     . AAG Securities will comply with all statutory and regulatory requirements of the federal securities laws and the rules of the NASD in connection with the sale of insurance securities.

     . AAG Securities will ensure that all its registered representatives comply with all statutory and regulatory requirements of the federal securities laws and the rules of the NASD that are applicable to registered representatives.

















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